Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE JOUNCE THERAPEUTICS, INC.
2017 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:
Pursuant to the Jounce Therapeutics, Inc. 2017 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Jounce Therapeutics, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit represents the right to receive one share of Common Stock, par value $0.001 per share of the Company (the “Common Stock”), upon the vesting of the Restricted Stock Units, subject to the terms and conditions set forth herein.
1.Vesting of Restricted Stock Units. The Restricted Stock Units shall vest on the Vesting Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. Upon vesting of the Restricted Stock Units, the Company will deliver for each Restricted Stock Unit that becomes vested, one share of Common Stock, in accordance with Paragraph 3 of this Agreement.

Vesting Date	Incremental Number of Shares Vested

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 1.
[Notwithstanding anything contained in this Agreement to the contrary, in the event (and only in the event) that this Agreement or the Restricted Stock Units are assumed or continued by the Company or its successor entity in a Sale Event in the sole discretion of the parties to a Sale Event and thereafter remains in effect following such Sale Event, then 100% of the then-unvested Restricted Stock Units shall be deemed vested in full upon the date on which the Grantee’s employment with the Company or successor entity terminates if (A) such termination occurs in connection with and effective as of the date of, or within 12 months following the date of, such Sale Event and (B) such termination is either by the Company without Cause (as defined in the Plan) or by the Grantee for Good Reason (as defined in the Plan).]
2.    Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) or no reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited without the payment of any consideration to the Grantee, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
3.    Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than 30 days following such date), the Company shall issue to the Grantee the number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 1 of this Agreement on such date, subject to the payment of any withholding taxes pursuant to Paragraph 5 of this Agreement, and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
4.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.    Tax Withholding.
(a)    The Grantee acknowledges that he or she is responsible for obtaining the advice of the Grantee’s own tax advisors with respect to the award of Restricted Stock Units and the Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Stock Units. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock Units. The Grantee acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to Restricted Stock Units.
(b)    The Grantee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Stock Units. At such time as the Grantee is not aware of any material nonpublic information about the Company or the Common Stock, the Grantee shall execute the instructions set forth in in Exhibit A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Grantee does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Grantee agrees that if under applicable law the Grantee will owe taxes at such vesting date on the portion of the Award then vested, the Company shall be entitled to immediate payment from the Grantee of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Grantee until it is satisfied that all required withholdings have been made.
6.    Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

7.    No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
8.    Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Common Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until both (i) the Restricted Stock Units have vested as provided in Paragraph 1 of this Agreement and (ii) the shares of Common Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
JOUNCE THERAPEUTICS, INC.
By:___________________________
Title: CFO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Grantee’s name and address:

Exhibit A

Durable Automatic Sale Instruction

This Durable Automatic Sale Instruction is being delivered to Jounce Therapeutics, Inc. (the “Company”) by the undersigned on the date set forth below.

I hereby acknowledge that the Company has granted, or may in the future from time to time grant, to me Restricted Stock Units under the Company’s long-term equity incentive plans as in effect from time to time.
I acknowledge that upon the vesting dates applicable to any such Restricted Stock Units, I will have compensation income equal to the fair market value of the shares of the Company’s common stock subject to the Restricted Stock Units that vest on such date and that the Company is required to withhold all applicable income and employment taxes based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes (the “Tax Withholding Obligations”) in respect of that compensation income on the applicable vesting date.
I desire to establish a process to satisfy such Tax Withholding Obligations in respect of all Restricted Stock Units that have been, or may in the future be, granted by the Company to me through an automatic sale of a portion of the shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) that would otherwise be issued to me on each applicable vesting date, such portion to be in an amount sufficient to satisfy the Tax Withholding Obligations, with the proceeds of such sale to be delivered to the Company in satisfaction of such Tax Withholding Obligations.
I understand that the Company has arranged for the administration and execution of its long-term equity incentive plans and the sale of securities by plan participants thereunder pursuant to an Internet-based platform administered by a third party (the “Agent”) and the Agent’s designated brokerage partner.
Upon any vesting of my Restricted Stock Units from and after the date of this Durable Automatic Sale Instruction, I hereby instruct and authorize the Company to arrange for the Agent (or its designated brokerage partner) to automatically sell on my behalf that whole number of shares of Common Stock issuable with respect to my Restricted Stock Units that vest to generate cash proceeds sufficient to satisfy the Tax Withholding Obligations and the Company shall receive such net proceeds in satisfaction of such Tax Withholding Obligations. Such shares of Common Stock will be sold on the day the Tax Withholding Obligations arises (e.g., a Vesting Date) or as soon thereafter as practicable. I agree and acknowledge that I shall be responsible for all brokerage fees and other costs of sale, and I agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.
I acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s Tax Withholding Obligation. Accordingly, I agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares of Common Stock described above.

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I acknowledge that these Durable Automatic Sale Instruction is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended, and to be interpreted to comply with the requirements of Rule 10b5-1(c), and that I am not aware of any material, nonpublic information with respect to the Company as of the date listed below.

Print Name:
Date:

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